EXHIBIT 23.1

CONSENT OF BDO AUDIBERIA AUDITORES

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-31076), Form S-8 (File No. 333-122329), Form S-3 (File No. 333-109607), Form S-3 (File No. 333-40936) and Form S-3 (File No. 333-147964) of Private Media Group, Inc. of our reports dated March 13, 2008, relating to the consolidated financial statements and financial statement schedule II of Private Media Group, Inc., and the effectiveness of Private Media Group, Inc. internal control over financial reporting, included in this Annual Report (Form 10-K) for the fiscal year ended December 31, 2007.

/s/ BDO Audiberia Auditores

Barcelona, Spain

March 14, 2008